EXHIBIT 99.1
PRESS RELEASE
April 11, 2008
Contact:  Scott Shockey or Bryna Butler, (740) 446-2631 or (800) 468-6682

                OHIO VALLEY BANC CORP. DIVIDEND REINVESTMENT PLAN
          RESUMES ACCEPTANCE OF DIVIDENDS AND ADDITIONAL CONTRIBUTIONS
                      AND OPEN MARKET INVESTMENTS IN SHARES


     GALLIPOLIS, Ohio - The Board of Directors of Ohio Valley Banc Corp. [NASDAQ: OVBC] (the "Company") amended the Ohio Valley Banc Corp. Dividend Reinvestment Plan effective April 11, 2008, and announced that the acceptance of dividends and additional contributions and the investment of such amounts through open market purchases of Company common shares would resume immediately.

     On February 27, 2008 the Board of Directors of the Company announced that the Board had "determined to suspend accepting dividends and additional contributions under the Ohio Valley Banc Corp. Dividend Reinvestment and Employee Stock Purchase Plan, and to suspend open market purchases of shares, or the issuance of authorized but unissued shares, under the plan, until further notice." The Board of Directors took this action to ensure that the plan is operated in compliance with certain securities registration requirements. Under the plan as in existence at that time, shares purchased for participants could be purchased on the open market or from authorized but unissued shares of the Company, and the plan was registered with the Securities and Exchange Commission under the Securities Act of 1933. The plan was administered by The Ohio Valley Bank Company.

     The primary amendments made to the plan include the following:

o all shares purchased by participants under the plan will be purchased on the open market; the Company will issue no new shares under the plan from authorized but unissued shares;

o purchases may be made more frequently, rather than just during one month of each quarter; and

o the plan will be administered and purchases of shares for the plan will be made by an agent independent of the Company, rather than by The Ohio Valley Bank Company.

     The plan will be administered, and dividends and other contributions will be sent to and invested by, Illinois Stock Transfer Company as the independent agent of the Company. The plan is no longer registered under the Securities Act of 1933. The Company will mail to current participants in the next week a copy of the plan, as amended, and a brochure summarizing material aspects of the plan, including instructions on the new address to which contributions should be directed.